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                                                                       Exhibit 8

                                  [LETTERHEAD]

                                                   February 17, 1997

Liberty Bancorp, Inc. and its Shareholders
100 North Broadway
Oklahoma City, Oklahoma 73102

BANC ONE CORPORATION
100 East Broad Street
Columbus, Ohio 43215

Ladies/Gentlemen:

     We have acted as special counsel to Liberty Bancorp, Inc., an Oklahoma corporation ("LBI"), in connection with the proposed merger (the "Merger") of LBI with and into Banc One Oklahoma Corporation, an Oklahoma corporation ("BOOC") and a direct wholly-owned subsidiary of BANC ONE CORPORATION, an Ohio corporation ("BANC ONE"), upon the terms and conditions set forth in Merger Agreement dated as of December 28, 1996 by and among LBI, BOOC and BANC ONE (the "Agreement"). At your request, in connection with the closing of the Merger, we are rendering our opinion concerning certain federal income tax consequences of the Merger.

     For purposes of the opinion set forth below, we have relied, with the consent of LBI and the consent of BANC ONE, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of LBI, BOOC and BANC ONE (copies of which are attached hereto and which are incorporated herein by reference), and have assumed that such certificates will be complete and accurate as of the Effective Time. We have also relied upon the accuracy of the Registration Statement on Form S-4 (the "Registration Statement") and the Proxy Statement-Prospectus (together, the "Proxy Statement") filed with the Securities Exchange Commission, as amended through the date hereof, in connection with the Merger. Any capitalized term used and not defined herein has the meaning given to it in the Proxy Statement or the appendices thereto (including the Agreement).

     We have also assumed that the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Proxy Statement and that the Merger will qualify as a statutory merger under the applicable laws of the State of Oklahoma.

     Based upon and subject to the foregoing, the discussion contained in the Proxy Statement under the caption "MERGER--Federal Income Tax Consequences", except as otherwise indicated, represents our opinion as to the material federal income tax consequences of the Merger under currently applicable law.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the reference to this opinion under the caption "SUMMARY--Federal Income Tax Consequences", under the caption "MERGER--Federal Income Tax Consequences" and elsewhere in the Proxy Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                        Very truly yours,

                                        /s/ Wachtell, Lipton, Rosen & Katz